UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 30, 2017
HomeStreet, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

HomeStreet, Inc. (the “Company”) previously announced the resignation of its Chief Financial Officer, Melba Bartels, effective April 23, 2017. On March 30, 2017, the Board of Directors of the Company appointed Mark R. Ruh, age 50, as Interim Chief Financial Officer until a new Chief Financial Officer is hired by the Company. The Company will be conducting a nationwide search for a new Chief Financial Officer. Mr. Ruh currently serves as Senior Vice President, Corporate Development & Strategic Investments at HomeStreet since January 2017. Prior to joining HomeStreet, Mr. Ruh was a Managing Director at Commerce Street Investment Management, an SEC-registered investment advisor managing private equity and credit opportunity funds investing in financial institutions and collateralized debt obligations, and was the Chief Financial Officer of Mission Community Bancorp in San Luis Obispo, California from 2011 to 2012. He also served as a director of Mountain Commerce Bancorp in Knoxville, Tennessee in 2016 and early 2017. Mr. Ruh holds a Bachelor of Science degree in Industrial Engineering from The Pennsylvania State University and two degrees from Northwestern University, an MBA from the Kellogg School of Management and a Masters of Engineering Management.

The Company has not made any additional awards or grants to Mr. Ruh in connection with this appointment, nor has it entered into any employment agreement with Mr. Ruh. The Company has entered into a Change of Control Agreement with Mr. Ruh in the form provided to executive officers who do not have an employment agreement with Company.

There are no family relationships between Mr. Ruh and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release announcing Mr. Ruh’s appointment as interim Chief Financial Officer was issued by the Company on April 5, 2017 and is included as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 9.01 Exhibits

Exhibit No.	Description

99.1	Press Release Issued by HomeStreet, Inc., dated April 5, 2017, announcing appointment of interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2017.

HomeStreet, Inc.
By: /s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary